EXHIBIT 5

780 NORTH WATER STREET MILWAUKEE, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com

September 8, 2006

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, WI 53154

RE:

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about September 8, 2006 relating to the issuance by you of up to 1,330,000 shares of common stock, $0.01 par value (the “Shares”), consisting of 1,000,000 Shares for issuance in connection with the Midwest Air Group, Inc. 2005 Equity Incentive Plan and 330,000 Shares for issuance in connection with the 2005 Non-Employee Director Stock Plan, in the manner set forth in the Registration Statement.

We have examined:  (1) the Registration Statement, (2) your Restated Articles of Incorporation, and By-Laws, each as amended to date, (3) certain resolutions of the Company’s Board of Directors, and (4) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In examining the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

Based on and subject to the foregoing, we are of the opinion that the Shares, when issued as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable, except to the extent provided under former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (the “WBCL”) with respect to certain obligations incurred by you prior to June 14, 2006.  Former Section 180.0622(2)(b) of the WBCL provided that shareholders of a corporation could be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services but not exceeding six months’ service in the case of any individual employee.  Certain Wisconsin courts interpreted “par value” to mean the full amount paid by the purchaser of shares upon the issuance thereof.  Pursuant to 2005 Wisconsin Act 474, Section 180.0622(2)(b) of the WBCL was repealed effective June 14, 2006 and is not applicable to obligations incurred by corporations on or after such date.

We consent to the use of this opinion as an exhibit to the Registration Statement.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.